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                                                                    Exhibit 99.1


AMDL, INC.

CONTACT: AMDL, Inc.
Gary L. Dreher
President & CEO
P# (714) 505-4460
For Immediate Release

          AMDL LAUNCHES NEW STUDY FOR BREAST CANCER SPECIFIC IMMUNOGENE THERAPY;FILES ACTION AGAINST ACUVECTOR FOR DECLARATORY JUDGMENT
    THAT ACUVECTOR HAS NO RIGHTS TO COMBINATION IMMUNOGENE THERAPY TECHNOLOGY


        TUSTIN, CA., JANUARY 8, 2002 - AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that it has authorized a study with Dr. Lung-Ji Chang at the University of Florida for developing a targeted immunogene therapy for breast cancer using a novel tumor antigen identification approach coupled with AMDL's immunogene therapy technology. This technology will first be tested in a breast cancer mouse model.

        Many patients with a family history of breast cancer are currently taking prophylactic steps such as mastectomy to reduce their risk. AMDL is working to provide data to validate the efficacy of the immunogene therapy technology and to develop specific anti-cancer drugs or vaccines that will enhance anti-tumor immunity and provide protection against breast cancer. AMDL feels this preclinical study will increase its ability to attract a bio pharmaceutical partner to fund the clinical trials necessary to market this technology. No assurances can be given that any such drugs or therapies will be developed, or if developed, that they will be cleared by the FDA or will be commercially viable.

        In addition, AMDL announced today that AcuVector Group Inc. of Alberta, Canada, the former licensee of the combination immunogene therapy technology acquired by AMDL from Dr. Chang in late August 2001, claims that it still has rights to the technology under a terminated license agreement AcuVector executed with Dr. Chang in 1998. AMDL responded to AcuVector's claim by filing an action in the United States District Court for the Central District of California for a determination that its ownership of the technology is free of any claim by AcuVector and that AMDL is the sole owner of the U.S. patent application and intellectual property rights in question.

        AMDL President Gary Dreher stated: "AMDL and our attorneys performed extensive due diligence and AMDL received an opinion of counsel from Dr. Chang's attorneys that AcuVector had no interest in the technology when we acquired it. We are confident that AcuVector's claim is without merit and that AMDL will receive a declaratory judgment to that effect."

        AMDL, Inc., headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70(R) non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers simultaneously 84 percent of the time overall. Clinical trials of DR-70(R) have been conducted in China, Canada, Taiwan and Turkey. Cancers that can be detected are lung, colon, breast, stomach, liver, rectum, ovary, cervix, esophagus, thyroid, pancreas, trophoblast and malignant lymphoma. DR-70(R) can detect cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body's immune system and destroys cancer cells. More information about AMDL and these and additional products can be obtained at www.amdlcorporate.com.

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FORWARD-LOOKING STATEMENTS

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.